SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                    Filed pursuant to Section 13 or 15(d) of
                       THE SECURITIES EXCHANGE ACT OF 1934

                                 July 20, 2001
                         Date of Earliest Event Reported



                                 COMDISCO, INC.
                             (Debtor-in-Possession)
                            (a Delaware Corporation)
                              6111 North River Road
                            Rosemont, Illinois 60018
                            Telephone (847) 698-3000
                          Commission file number 1-7725
                I.R.S. Employer Identification Number 36-2687938







                                      -1-

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Item 5   Other Events


On July 7, 2001, Comdisco, Inc. announced today that Michael A. Fazio has been named executive vice president and chief financial officer and Ronald C. Mishler has been named senior vice president and treasurer. The company also announced that David S. Reynolds, currently assistant controller, has been named acting controller. All the appointments are effective immediately.

Media Contacts:
Mary Moster
Comdisco, Inc.
(847) 518-5147

Fred Spar or Jeremy Fielding
Kekst and Company
(212) 521-4800


              COMDISCO ANNOUNCES FINANCIAL MANAGEMENT APPOINTMENTS

ROSEMONT, IL, July 7, 2001- Comdisco, Inc. (NYSE: CDO) announced today that Michael A. Fazio has been named executive vice president and chief financial officer and Ronald C. Mishler has been named senior vice president and treasurer. The company also announced that David S. Reynolds, currently assistant controller, has been named acting controller. All the appointments are effective immediately.

"We have today named talented and experienced individuals to positions especially important to Comdisco as we look to our future," said Norm Blake, chairman and chief executive officer. "We now have in place the financial and capital market expertise that will enable us to complete our strategic review and then implement our plans. I look forward to working closely with them on our management team."

Mr. Fazio replaces John J. Vosicky; Mr. Mishler replaces Edward A. Pacewicz; and Mr. Reynolds replaces David J. Keenan. "The three departing officers made important contributions to Comdisco over many years and we wish them the best in their future endeavors," Mr. Blake said.

Mr. Fazio, 39, most recently served as president and chief executive officer of Pretzel Logic Software, Inc. From 1999 to 2000, he was executive vice president/managing director and chief operating officer - Americas for Deutsche Bank AG. Mr. Fazio began his career with Arthur Andersen in 1983, serving in increasingly responsible positions in Andersen's Financial Market Industry Practice, including partner-in-charge of its New York Banking, Brokerage and Investment Banking Industry Practice until 1999. Mr. Fazio received B.S. and M.B.A. degrees from Pace University.

Mr. Mishler, 40, joins Comdisco from Old Kent Financial Corporation where he served as senior vice president and treasurer from 1998 to 2001. Prior to this, he was vice president and treasurer at USF&G Corporation from 1996 to 1998, and from 1984 to 1996 he held various financial analysis and management positions at Heller International Corporation. Mr. Mishler holds a B.A. from the University of Notre Dame and an M.B.A. from the University of Chicago.

Mr. Reynolds, 47, who has served with Comdisco for almost 20 years, has been North American Controller since 1997.

About Comdisco Comdisco (www.comdisco.com) provides technology services worldwide to help its customers maximize technology functionality, predictability and availability, while freeing them from the complexity of managing their technology. The Rosemont, (IL) company offers a complete suite of information technology services including business continuity, managed web hosting, storage and IT Control and Predictability Solutions SM. Comdisco offers leasing to key vertical industries, including semiconductor manufacturing and electronic assembly, healthcare, telecommunications, pharmaceutical, biotechnology and manufacturing. Through its Ventures division, Comdisco provides equipment leasing and other financing and services to venture capital backed companies. Safe Harbor The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27(a) of the Securities Act of 1933 and
Section 21E of the Securities and Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: Adjustments arising in the course of completing the analysis of information with respect to the review of the company's businesses and evaluation of impairment charges; continuing volatility in the equity markets, which can affect the availability of credit and other funding sources to the high technology sector companies in the Ventures portfolio, resulting in the inability of those companies to satisfy their obligations in a timely manner and an increase in bad debt experience beyond current reserves; continued consolidation in the telecommunications industry and curtailment of the growth plans of the remaining companies in that sector, which could result in fewer buyers and reduced prices for available Prism assets, and a further reduction in the proceeds actually received from the sale of those assets compared to prior estimates and an increase in the losses associated with the discontinued operation. Other risk factors are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-Q for the quarter ended March 31, 2001. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.



                                                              COMDISCO, INC.



Date: July 20, 2001                                   by:    /s/Michael A. Fazio
                                                              ------------------
                                                         Chief Financial Officer